EXHIBIT 99.1

RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE   NEWS

[LOGO OF AMERICAN EXPRESS]                       American Express Company
                                                 American Express Tower
                                                 World Financial Center
                                                 New York, N.Y. 10285-4805

                                       Contact:  Judy Tenzer
                                                 212-640-0555
                                                 judy.g.tenzer@aexp.com


FOR IMMEDIATE RELEASE

            AMERICAN EXPRESS ANNOUNCES 25 PERCENT DIVIDEND INCREASE PLANS TO REPURCHASE UP TO 200 MILLION ADDITIONAL SHARES


     NEW YORK - May 22, 2006 - The board of directors of American Express Company today approved a $0.03 - or 25 percent - increase in the quarterly dividend on the company's common stock. The dividend was raised to $0.15 a share, from $0.12, payable August 10, 2006 to shareholders of record on July 7, 2006.

     Separately, the Board also approved the repurchase of up to 200 million additional common shares, from time to time as market conditions allow. This represents approximately 16 percent of the 1.2 billion common shares outstanding at April 24, 2006.

     This authorization is a continuation of the company's share repurchase program, which began in September 1994.

     Kenneth I. Chenault, Chairman and Chief Executive Officer, said "We have refocused American Express on a less capital-intensive payments business, delivered strong earnings growth and are in excellent competitive position. The dividend increase and repurchase program reflect the underlying momentum in our business. We believe they will be an effective way of delivering value to our shareholders."

     The last increase in the common stock dividend at American Express was declared on September 27, 2004, when the dividend was increased by $0.02 or 20 percent to $0.12 from $0.10.

     American Express Company (www.americanexpress.com) is a leading global payments, network and travel company founded in 1850.